                                                                    Exhibit 99.4

F O R   I M M E D I A T E   R E L E A S E

                                                JULY 17, 2001
                                                FOR MORE INFORMATION CONTACT:
                                                RAY BRAUN - (419) 247-2800
                                                MIKE CRABTREE - (419) 247-2800


                         HEALTH CARE REIT, INC. REPORTS
                SECOND QUARTER RESULTS; DECLARES REGULAR DIVIDEND


Toledo, Ohio, July 17, 2001........HEALTH CARE REIT, INC. (NYSE/HCN) today announced operating results for its second quarter of 2001. The company continues to meet financial and operational expectations.

"This was a very productive quarter for us," commented George L. Chapman, chairman and chief executive officer. "First and foremost, we completed a highly successful equity offering. The proceeds from the offering, in part, allowed us to purchase five very attractive nursing home assets, capitalizing on the growing opportunities in that market. On the assisted living side, we made substantial progress in stabilizing our portfolio and are on track for achieving our 2001 occupancy goals. We also realized equity REIT status in the second quarter, positioning the company to reap the benefits of a broader investor universe. Finally, our credit profile improved with the favorable revision in outlook by Fitch.

"The fundamentals for the health care REIT sector and the company continue to improve. These improved fundamentals renewed our access to capital, positioning us to make accretive investments over the next several quarters."

The Board of Directors voted to declare a dividend for the quarter ended June 30, 2001, of $0.585 per share. The dividend represents the 121st consecutive dividend payment. The dividend will be payable August 20, 2001, to shareholders of record on July 31, 2001.

In late June, Health Care REIT completed an equity offering of 3,450,000 shares for total gross proceeds of $78,487,500. Net proceeds from the offering have been, and will be, used to invest in additional health care properties. Pending such use, the proceeds will be used to repay borrowings under the company's revolving line of credit arrangements.

SUMMARY OF SECOND QUARTER RESULTS
---------------------------------
(In thousands, except per share numbers)

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                                              THREE MONTHS ENDED    THREE MONTHS ENDED
                                                 JUNE 30, 2001        JUNE 30, 2000
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
Revenues                                               $32,765            $34,321
---------------------------------------------------------------------------------------
Net Income Available to Common Shareholders            $11,747            $14,587
---------------------------------------------------------------------------------------
Funds From Operations (FFO)                            $18,716            $19,447
---------------------------------------------------------------------------------------
Net Income Per Diluted Share                             $0.40              $0.51
---------------------------------------------------------------------------------------
FFO Per Diluted Share                                    $0.64              $0.68
---------------------------------------------------------------------------------------
Dividend Per Share                                      $0.585             $0.585
---------------------------------------------------------------------------------------
FFO Payout Ratio                                            91%                86%
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


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